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                                                                   Exhibit 10.13


                             MEMORANDUM OF AGREEMENT

           BETWEEN AARON B. PARKER AND FRIENDLY ICE CREAM CORPORATION

         This acknowledges and documents our mutual agreement concerning your separation from Friendly Ice Cream Corporation ("Friendly's") effective September 26, 2003 ("Separation Date"). This letter will confirm various matters concerning your separation from employment so that no misunderstanding exists between you and Friendly's.

I.       SALARY CONTINUATION

         Friendly's will continue to pay you semimonthly, until September 30, 2004, at your current base rate of pay (plus executive match and automobile allowance). The salary you receive will be subject to appropriate statutory deductions and such other deductions normally made for employees of Friendly's; however it will not be considered pensionable earnings.

         From time to time after your separation, but during your salary continuation period, you may be contacted with questions relating to matters you have been involved with while employed by Friendly's. You agree to provide your complete cooperation and make all pertinent information regarding these matters available upon request, as well as be personally available, at mutually convenient times, on an as-needed basis.

         After your salary continuation period, or with respect to new matters which you have not been involved with while employed by the company, Friendly's management, at its sole discretion, may utilize you to perform legal services for Friendly's pursuant to a written agreement at that time.

II.      VACATION

         You will be paid for any earned and unused vacation time (10 day maximum), as of your Separation Date, in accordance with our Vacation Policy dated December 21, 2001.

III.     BENEFIT/RETIREMENT PLANS

         You will be eligible to participate in the medical/dental, short-term disability, accidental death and dismemberment, long-term disability, pension plan, Restricted Stock Plan, Stock Option Plans and such other benefits plans in which you may currently be enrolled only through your Separation Date, and under the terms and conditions of these plans; provided however, that as part of this Agreement, and in consideration of all of its terms and conditions, we will, subject to the approval of the Board of Directors, vest the balance of your unvested shares (803) in the Restricted Stock program and the stock options granted to you THAT WOULD OTHERWISE HAVE VESTED between your Separation Date and December 31, 2004 under the 1997 Stock Option Plan (16,001 options) and the 2003 Incentive Plan (2,255 options). While your participation in the 2003 Annual Incentive Plan (AIP) ended on your Separation Date, the Board of Directors may, at its sole, exclusive and absolute discretion, elect to grant a Bonus Award to you. If so granted, the Award payment will generally be made on or before March 31, 2004. Your group medical/dental insurance ends on your last day of active work. To continue medical/dental coverage beyond your Separation Date, you must complete a continuation of coverage (COBRA) application, which will be provided to you. It is your responsibility to make all payments to the COBRA carrier. Friendly's will issue a check or checks to you in order for you to pay for coverage through September 30, 2004.

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         Additional information about the effect of your separation on your benefits is contained in the Separation Information document that was provided to you. If there are any inconsistencies between this Agreement and the Separation Information document, this Agreement will control.

IV.      OUTPLACEMENT

         To assist you in securing a new position, Friendly's has engaged the services of the nationally recognized outplacement firm of Lee Hecht Harrison, Inc. for a period of six (6) months. They will provide the following services at any of their offices:

         1. Assistance with your skills analysis and preparation of your resume;

         2. Training which covers critical job search techniques and interviewing skills; and

         3. Individualized counseling for a six-month period.

         You may utilize the services of another outplacement provider if you wish; however, the cost of the services may not exceed $8,000. Payment will be made directly to the organization by Friendly's, or reimbursement will be made to you upon presentation of an invoice indicating that you have already paid it.

V.       LIFE INSURANCE

         The life insurance coverage that has been provided to you through Pacific Mutual Life Insurance Company is unaffected by your leaving employment because it is your own personal policy. Payments by Friendly's on your behalf will cease as of your Separation Date. Questions about coverage thereafter or about other matters related to this policy should be referred to Ms. Karen Socola of the AYCO Corporation at (518) 373-7725. Friendly's will pay for the cost of customary meetings with an AYCO representative for the sole purpose of concluding your financial planning services with AYCO, including the preparation of your 2003 individual tax return, up through September 30, 2004, after which Friendly's will no longer pay for any further AYCO advisory services on your behalf.

VI.      COVENANTS

         In consideration of the terms set forth in this letter, you agree to the following:

         1. You will forever refrain from disclosing or confirming, either directly or indirectly, any information concerning insurance, loss claims, loss payments, safety and health conditions, financial condition, strategic planning or other confidential or non-public information relating to Friendly's or its subsidiaries, divisions, parents and affiliates, and any of their agents, employees, directors and officers which you learned or became aware of since the inception of your employment with Friendly's except for information which is generally known by the public, without Friendly's prior written consent.

         2. You will turn over to your supervisor all originals and copies of any documents, manuals, plans, equipment, business papers, computer diskettes or other materials relating to Friendly's and its subsidiaries, divisions, parents and affiliates, their agents, employees,


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         directors and officers which are in your control or possession within seven days of the execution of this Agreement.

         3. You, on behalf of yourself, your spouse, heirs, agents, attorneys, representatives and assigns, hereby release and discharge forever all claims and causes of action of every name and nature that have arisen or might have arisen at any time up to and including the date on which you sign this Agreement (whether known or unknown, accrued, contingent, or liquidated) that you now have or may have against Friendly's, any of its subsidiaries, divisions, parents and affiliates, or any of the aforementioned entities' agents, employees, directors, and officers, including but not limited to, any claims relating to your employment with Friendly's and the termination thereof; any claims based on statute, regulation, ordinance, contract or tort; any claims arising under the Age Discrimination in Employment Act of 1967, as amended (the "ADEA"), or any other federal, state, or local law relating to employment discrimination, harassment, or retaliation; any claims relating to wages, compensation, or benefits; and any related claims for attorney's fees.

         4. You agree not to file a lawsuit in any court of the United States or any State thereof concerning any matter released in this Agreement. Nothing in this Agreement shall be interpreted to prohibit you from filing an age discrimination claim with any anti-discrimination agency, or from participating in an age discrimination investigation or proceeding conducted by any such agency. However, by signing this Agreement, you acknowledge that you are waiving your right to money damages and any other relief should any agency pursue claims on your behalf arising out of or relating to your employment with and/or separation from Friendly's.

         5. The parties agree to forever refrain from taking any action or making any statement which brings discredit upon or disparages the other party (including, with respect to Friendly's, its services or products, or any of its directors, officers, employees, or agents).

         6. Friendly's will provide inquiring outplacement agencies, recruiters, or prospective employers with only your start date, end date, and positions held during your employment with Friendly's.

         7. Friendly's shall not contest any claims made by you for unemployment benefits administered by any governmental agency.

         8. If either party breaches any of the terms of this Agreement, the non-breaching party may be entitled to recover from the breaching party all costs, fees, and expenses (including attorney's fees) as may be awarded by a court of competent jurisdiction under applicable law and if Friendly's prevails as a non-breaching party, it will be entitled to set off what it has paid you under this Agreement.

VII.     ENTIRE AGREEMENT

         This is the entire agreement between us and any prior agreements or understandings, whether oral or written, are entirely superseded by this Agreement. We each have voluntarily accepted the terms as sufficient without reservation. This Agreement may only be modified by a written agreement signed by you and an officer of Friendly's.


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         Should any provision of this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal part, term or provision shall be deemed not to be a part of this Agreement.

         Pursuant to its obligations under the ADEA, Friendly's advises you to consult with an attorney prior to executing this agreement. You have 21 days from the date of receipt of this document in which to consider this agreement. In addition, you may revoke this agreement for seven days following its execution, but only by delivering a written revocation notice to Garrett Ulrich. This agreement shall not become effective or enforceable until the seven-day revocation period has expired.

         By signing this Agreement, you acknowledge that you have read and fully understand all of its provisions and that you are signing it voluntarily. You also acknowledge that you are not relying on any representations by any representative of Friendly's concerning the meaning of any aspect of this Agreement.

         In the event, after the execution of this Agreement but before all payments to you have been made, Friendly's determines that you have engaged in any fraudulent or illegal activity related to Friendly's not actually known to Friendly's prior to the execution of this Agreement, Friendly's shall have the right to terminate its remaining obligations under this Agreement, declaring it null and void.

         Each party hereto agrees that they are fully authorized and have all of the requisite right, power, and authority to enter into this Agreement, which is fully binding upon and enforceable against the respective parties hereto in accordance with its terms.

         This Agreement is made and entered into in the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced, and governed by the laws of the Commonwealth of Massachusetts.

         If the above is in agreement with your understanding, please sign and keep one copy of this document for your records and return one copy to me.


                                    By: /s/ Garrett J. Ulrich
                                        --------------------------------------
                                        Garrett J. Ulrich
                                        Vice President, Human Resources


         ACCEPTED AND AGREED TO AS OF THIS 21ST DAY OF OCTOBER, 2003.



                                    By: /s/ Aaron B. Parker
                                        --------------------------------------
10/08/03                                Aaron B. Parker



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